As filed with the Securities and Exchange Commission on July 13, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-172598

FORM S-8 REGISTRATION STATEMENT NO. 333-194139

FORM S-8 REGISTRATION STATEMENT NO. 333-215850

UNDER THE SECURITIES ACT OF 1933

Spectrum Brands Legacy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2166630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 Deming Way, Middleton, Wisconsin 53562

(Address of Principal Executive Offices) (Zip Code)

Spectrum Brands Holdings, Inc. Amended & Restated 2011 Omnibus Equity Award Plan

(Full title of the plans)

Nathan E. Fagre, Esq.

Senior Vice President and Secretary

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, Wisconsin

(608) 275-3340

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq.

Ross M. Leff, Esq.

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Spectrum Brands Legacy, Inc. (f/k/a Spectrum Brands Holdings, Inc.), a Delaware corporation (the “Registrant”):

•	Registration Statement on Form S-8 (No. 333-172598), filed on March 3, 2011, pertaining to the registration of 4,625,676 shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Registrant, issuable under the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

•	Registration Statement on Form S-8 (No. 333-194139), filed on February 26, 2014, pertaining to the registration of 1,000,000 shares of Company Common Stock issuable under the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

•	Registration Statement on Form S-8 (No. 333-215850), filed on February 1, 2017, pertaining to the registration of 1,500,000 shares of Company Common Stock issuable under the Spectrum Brands Holdings, Inc. Amended & Restated 2011 Omnibus Equity Award Plan.

On July 13, 2018, pursuant to an Agreement and Plan of Merger, dated as of February 24, 2018 and amended June 8, 2018 (the “Merger Agreement”), by and among the Registrant, Spectrum Brands Holdings, Inc. (f/k/a HRG Group, Inc.), a Delaware corporation (“HRG”), HRG SPV Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of HRG (“Merger Sub 1”), and HRG SPV Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of HRG, Merger Sub 1 merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of HRG. In the Merger, the Registrant’s common stockholders (other than HRG) became entitled to receive one share of common stock of HRG, par value $0.01 per share, in exchange for each share of common stock of the Registrant, $0.01 per share.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middleton, Wisconsin, on July 13, 2018.

SPECTRUM BRANDS LEGACY, INC.

By:	/s/ Nathan E. Fagre
Nathan E. Fagre Senior Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Maura
David M. Maura	Chief Executive Officer (Principal Executive Officer)	July 13, 2018

/s/ Douglas L. Martin
Douglas L. Martin	Executive Vice President (Principal Financial Officer and Principal Accounting Officer)	July 13, 2018

/s/ Joanne P. Chomiak
Joanne P. Chomiak	Director	July 13, 2018

/s/ Nathan E. Fagre
Nathan E. Fagre	Director	July 13, 2018